Exhibit 10.2

PAETEC HOLDING CORP.

2011 OMNIBUS INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

PAETEC Holding Corp., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of the common stock, par value $.01 per share, of the Company (the “Stock”) to the Grantee named below. The terms and conditions of the option are set forth in this cover sheet, in the attached term sheet (together with this cover sheet, the “Agreement”), and in the PAETEC Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”).

Grant Date: ______________________

Name of Grantee: _________________________

Number of shares of Stock Covered by Option:

Option Price per share: __________

Carefully review all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been provided to you. You are deemed to have accepted the award as described in this Agreement and in the Plan and to agree to all of the terms and conditions described in the Agreement and in the Plan. Should you wish to reject the award and thereby forfeit any and all rights under the Plan you must email stockoptions@paetec.com within 90 days after the Grant Date.

PAETEC Holding Corp.

___________________________________

By: Mary K. O’Connell

Title: General Counsel and Secretary

Attachment

This is not a stock certificate or a negotiable instrument.

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PAETEC HOLDING CORP.

2011 OMNIBUS INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT TERM SHEET

Incentive Stock Option	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a Subsidiary or other Affiliate (“Employee”) but continue to provide Service, the option will be deemed a non-qualified stock option three (3) months after you cease to be an Employee. In addition, to the extent that all or part of the option exceeds the $100,000 rule of Section 422(d) of the Code, the option or the lesser excess part will be deemed to be a non-qualified stock option.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares that is not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option will vest as to              of the total number of shares covered by this option, as shown on the cover sheet, on the              anniversary of the Grant Date (the “Anniversary Date”), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, the number of shares of Stock which you may purchase under this option will vest at the rate of              per year as of each subsequent Anniversary Date. The resulting aggregate number of vested shares will be rounded to the nearest whole number (with 0.5 of a share rounded down), and you may not vest in more than the number of shares covered by this option.

No additional shares of Stock will vest after your Service has terminated for any reason, except as described below.

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Term	This option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet; provided, however, that if you are a Ten Percent Stockholder, an option granted to you that is intended to be an incentive stock option will expire at the close of business at Company headquarters on the day before the fifth (5th) anniversary of the Grant Date. The option will expire earlier if your Service terminates, as described below.

Voluntary Termination	If your Service terminates for any reason, other than death, Disability, Cause (as determined by the Board and defined in your Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement dated , as amended from time to time (your “Confidentiality Agreement”)), without Cause or Good Reason (as defined in your Confidentiality Agreement), then this option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you will immediately forfeit all rights to the option and the option will immediately expire.

Termination for Good Reason or Without Cause	If your Service is terminated by you for Good Reason or by the Company without Cause, this option will continue to vest during the period, not to exceed years following your termination from Service, during which you continue to comply with the covenants set forth in Section 3 of your Confidentiality Agreement (the “Extended Vesting Period”) and will expire at the close of business at Company headquarters on the 90th day after the last day of the Extended Vesting Period.

Termination for Death

If your Service terminates because of your death, then this option will expire at the close of business at Company headquarters on the date that is twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise all or any portion of the option that was vested as of the date of death.

In addition, if you die during the 90-day period described in connection with a voluntary termination (i.e., a termination of your Service not on account of your death, Disability, Cause, without Cause or Good Reason), and a vested portion of the option has not yet been exercised, then this option will instead expire on the date that is the day before twelve (12) months after your termination date. In such a case, during the period following your death up to the date that is the day before twelve (12) months after your termination date, your estate or heirs may exercise all or any portion of this option that was vested as of the date of your termination of employment with the Company.

Termination for Disability	If your Service terminates because of your Disability, then this option will expire at the close of business at Company headquarters on the date that is twelve (12) months after your termination date. During that twelve-month period, you may exercise all or any portion of this option that was vested as of your termination date.

Change of Control	Fifteen (15) days prior to the scheduled consummation of a Change of Control Transaction (as defined in your Confidentiality Agreement), regardless of whether the transaction is also a Corporate Transaction (as defined in the Plan), your option shall become immediately exercisable and shall remain exercisable until the consummation of such Change of Control Transaction.

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Leaves of Absence

For purposes of the option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three (3) months after you go on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company will determine, in its sole discretion, which leaves count for this purpose, and when your Service terminates, for all purposes under the Plan.

Notice of Exercise

When you wish to exercise the option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or by providing another notice of exercise to the extent that the Company authorizes such alternative provision of notice in writing. Your notice must specify the number of whole shares you wish to purchase (in a parcel of at least 100 shares, generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with the right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise the option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•        Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•        Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•        By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise the option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

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Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise this option. You may not transfer or assign this option. For instance, you may not sell the option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of the option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in the option in any other way.

Retention Rights	Neither the option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiary or other Affiliate) in any capacity. The Company reserves (and any parent, Subsidiary or other Affiliate reserves) the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for the option’s shares has been issued (or an appropriate book entry or direct registration entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry or direct registration entry has been made), except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend, reverse stock split or a similar change in the Stock, the number of shares of Stock covered by the option and the option price per share will be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. This option will be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity, to the extent specified in the Plan and not inconsistent with your Confidentiality Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto: (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

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The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. Unless such capitalized terms are expressly defined in this Agreement (including, for example, by reference to your Confidentiality Agreement), such capitalized terms have the meanings set forth in the Plan.

This Agreement, the Plan and your Confidentiality Agreement constitute the entire understanding between you and the Company regarding this Award. To the extent there is any inconsistency between the terms of this Agreement and your Confidentiality Agreement, the terms of your Confidentiality Agreement shall govern. Nothing in this Agreement or the Plan shall affect your rights and obligations under the Confidentiality Agreement. Any other agreements, commitments or negotiations concerning this Award are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By receiving this option grant you agree that the Company may deliver the Plan prospectus, the Company’s annual proxy materials and its annual report to stockholders and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Estacia Vosika, PAETEC Holding Corp., 704-319-1922, or stockoptions@paetec.com to request paper copies of these documents.

Certain Dispositions	If you sell or otherwise dispose of Stock acquired pursuant to the exercise of the option sooner than the one-year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of shares of Stock sold or disposed of and the sale price per share within ten (10) days after such sale or disposition.

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